Exhibit 10.6

EXECUTION VERSION

AIRCRAFT DRY LEASE AGREEMENT

THIS AIRCRAFT DRY LEASE AGREEMENT (this “Lease”) is entered in effective as of July 1, 2018, by and between QUART 2C, LLC, a Delaware limited liability company with an address at P.O. Box 420, Oyster Bay, New York 11771 (“Lessor” or “Q2C”) and MSG SPORTS & ENTERTAINMENT, LLC, a Delaware limited liability company with an address at Two Pennsylvania Plaza, New York, New York 10121 (“Lessee” or “MSG”).

W I T N E S S E T H

WHEREAS, Lessor is the owner of a Gulfstream Aerospace G450 aircraft, manufacturer’s serial number 4179, United States registration N919AM, including its engines, accessories, components and parts (the “Aircraft”); and

WHEREAS, the parties have agreed that Lessor shall lease the Aircraft to Lessee on a non-exclusive basis for use by Lessee upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Lessor and Lessee, intending to be legally bound, agree as follows:

1. Lease of Aircraft.

(a) This Lease sets forth the exclusive terms and conditions under which Lessee is entitled to use the Aircraft, and Lessee shall have no right to use the Aircraft except as expressly set forth herein. Lessor shall lease the Aircraft to Lessee, and Lessee shall lease the Aircraft from Lessor, during all Lease Periods throughout the Term (as defined in Section 12) of this Lease as provided hereunder. “Lease Periods” shall mean those times, if any, when the Aircraft is being utilized by Lessee hereunder, with the consent of Lessor as provided in Section 1(e), for flight operations conducted by Lessee under Part 91 of the Federal Aviation Regulations (“FARs”), including any deadhead, ferry or repositioning flights to return the Aircraft to the airport at which the Lease Period commenced or to position the Aircraft for a Lessee trip at a remote location away from Republic Airport, Farmingdale, New York (KFRG), but excluding any deadhead, ferry and repositioning flights described in Section 1(b) below (“Lessee Flights”). Lessee’s right to use the Aircraft hereunder during the Term shall be non-exclusive and is subject in all respects to (i) Lessor’s right to use the Aircraft at all times during the Term other than during such Lease Periods and (ii) Lessor’s right to permit other non-exclusive lessees to use the Aircraft under their operational control and possession, command and control

(b) Notwithstanding the foregoing, the parties agree that if a trip by Lessee causes or will cause the Aircraft to be at a remote location away from KFRG (“Lessee’s Location”), Lessee shall, at Lessor’s request, permit the Aircraft to be relocated from Lessee’s Location to KFRG or other location designated by Lessor (and thereafter shall be returned to Lessee’s Location) if Lessor requires use of the Aircraft directly or for one of its affiliated non-exclusive lessees, but only if such itinerary will not unreasonably delay or interfere with any scheduled flight by Lessee. In that event, (i) Lessee’s then-current Lease Period shall terminate effective as of initial engine start-up for the departure flight from Lessee’s Location; (ii) Lessor or its affiliated non-exclusive lessee shall pay all costs incurred during the period in which the Aircraft is away from Lessee’s Location, including all occupied and deadhead legs to ferry the Aircraft from Lessee’s Location and back; and (iii) a new Lease Period shall begin effective as of final engine shut-down upon return of the Aircraft to Lessee’s Location.

(c) Transfer of the Aircraft from Lessor to Lessee to commence a Lease Period hereunder, and transfer of the Aircraft from Lessee to Lessor to terminate a Lease Period hereunder, shall be evidenced by the entry of appropriate notations of such transfer on the Aircraft’s logs. Upon the commencement or termination of any Lease Period hereunder, the party transferring possession of the Aircraft shall deliver the Aircraft to the other party at KFRG or such other location as the parties may agree. In the case of a transfer of possession from Lessee to Lessor, the Aircraft shall be in at least the same operating condition, order, repair and condition as when received by Lessee at the commencement of the Lease Period, reasonable wear and tear and maintenance events arising during the Lease Period not caused by Lessee’s gross negligence or willful misconduct excepted.

(d) Subject to Aircraft and crew availability, Lessor shall use its good faith efforts, consistent with Lessor’s approved policies, in order to accommodate the needs of Lessee, to avoid conflicts in scheduling with Lessor’s affiliated non-exclusive lessees’ use of the Aircraft, and to enable Lessee to enjoy the benefits of this Lease; however, Lessee acknowledges and agrees that notwithstanding anything in this Lease to the contrary, Lessor shall have sole and exclusive final authority over the scheduling of the Aircraft and Lessor’s other affiliated non-exclusive lessees’ needs for the Aircraft shall take precedence over Lessee’s rights and Lessor’s obligations under this Lease pursuant to Section 1(e).

(e) Lessee shall use its reasonable efforts to give Lessor as much advance notice as possible of Lessee’s proposed utilization hereunder. If Lessee notifies Lessor pursuant to Section 15 of Lessee’s proposed use of the Aircraft and Lessor consents thereto, the period described in such notice of proposed use may be scheduled by Lessee (unless such intended use is cancelled by Lessee by like notice to Lessor). Notwithstanding anything herein to the contrary, all Lessee Flights approved by Lessor and scheduled by Lessee are subject to the absolute right of Lessor to revoke such approval at any time prior to twenty four (24) hours before the scheduled departure of the initial flight of the approved itinerary, without liability, upon notice to Lessee. Any notice under this Section 1(e) may be either written or oral, but shall be given only to or by individuals designated by each party from time to time as authorized to act on its behalf for purposes of this Section 1(e).

2. Rent.

(a) Lessee shall remit to Lessor the sum per block hour set forth on Schedule 1 hereto from time to time as Rent for the use of the Aircraft by Lessee during each Lease Period hereunder. For this purpose, a “block hour” shall be measured in hours and tenths of hours, rounded to the nearest tenth of an hour, from the time the Aircraft moves for purposes of flight at the departure airport to the time the Aircraft comes to a stop at the arrival airport.

(b) Not later than thirty (30) days after the end of each calendar month during the Term, Lessee shall provide to Lessor a statement showing all use of the Aircraft during Lease Periods during that month, and a complete accounting detailing any Rent due from Lessee for that month. Notwithstanding anything in this Lease to the contrary, Lessee shall have no obligation to utilize the Aircraft hereunder, and there shall be no Rent payable to Lessor hereunder with respect to any calendar month if Lessee does not use the Aircraft hereunder during such month. All payments of Rent due for any calendar month shall be made at Lessor’s address set forth above, or at such other place as Lessor may designate to Lessee in writing from time to time, not later than the thirtieth (30th) day of the following month.

(c) Not later than thirty (30) days following June 30 (the “True-Up Date”) each year during the Term, Q2C shall provide (or cause to be provided) to MSG a statement showing the total number of hours of use of the Aircraft from July 1 of the preceding year to and including the True-Up Date. Pursuant to that certain Time Sharing Agreement, effective as of July 1, 2018, between Q2C and MSG (the “G550 Time Sharing Agreement”) providing for the lease of MSG’s Gulfstream Aerospace GV-SP aircraft, manufacturer’s serial number 5264, United States registration N551CS (the “G550”) by Q2C, MSG shall deliver a statement showing the total number of hours of use of the G550 by Q2C from July 1 of the preceding year to and including the True-Up Date. The parties acknowledge and agree that the expectation is that Lessee’s use of the Aircraft pursuant to this Lease shall be greater (on a per hour basis) than Lessor’s use of the G550 pursuant to the G550 Time Sharing Agreement. In the event that the total number of hours of use of the Aircraft by MSG during such period is greater than Q2C’s use of the G550 for such period, MSG shall remit to Lessor as Additional Rent the sum per block hour set forth on Schedule 1 hereto for such hours in excess of Q2C’s use of the G550 (the “True-Up Hours”). In addition, the parties hereto acknowledge and agree that such Rent, including any Additional Rent, shall be permitted to be further adjusted to ensure that the arrangement is not economically unfair to the Lessor of the Aircraft. Notwithstanding anything in this Lease to the contrary, under no circumstances shall the fees paid under this Lease by Lessee be greater than those permitted under FAR Part 91.501(d).

3. Expenses. Lessor shall pay the entire cost of insuring, maintaining and fueling the Aircraft during the Term. Lessee shall pay the following trip-specific costs of operating the Aircraft during Lease Periods under this Lease:

(a) travel expenses of crew, including food, lodging and ground transportation;

(b) hangar and tie-down costs away from KFRG;

(c) additional insurance obtained for the specific flight at the request of Lessee;

(d) landing fees, airport taxes and similar assessments;

(e) customs, foreign permit and similar fees directly related to the flight;

(f) in-flight food and beverages;

(g) passenger ground transportation;

(h) flight planning and weather contract services; and

(i) oil, lubricants and other additives.

4. Flight Crew.

(a) Lessee shall obtain at its sole cost and expense the services of fully qualified and properly certificated flight crew to operate the Aircraft under this Lease. All flight crew provided by Lessee to operate the Aircraft during any Lease Period hereunder shall be employees or contractors of Lessee, and Lessee shall be solely responsible for their compensation.

(b) Only fully-qualified and properly-credentialed flight crew members who are included under the insurance coverage required to be maintained hereunder shall be permitted to operate the Aircraft during any Lease Period. All flight crew utilized by Lessee hereunder shall comply with all applicable regulations and the requirements of all applicable operations and maintenance manuals.

5. Operational Control; Operations.

(a) Lessor and Lessee intend that the lease of the Aircraft effected hereby shall be treated as a “dry lease”. Notwithstanding anything in this Lease to the contrary, Lessee shall have complete and exclusive operational control, and complete and exclusive possession, command and control, of the Aircraft for all flights during each Lease Period under this Lease. Lessee shall have complete and absolute control of the crewmembers in preparation for and in connection with the operation of all flights during each Lease Period under this Lease. Lessee shall have complete and exclusive responsibility for scheduling, dispatching and flight following of the Aircraft on all flights conducted during Lease Periods under this Lease, which responsibility includes the sole and exclusive right over initiating, conducting and terminating any such flights. Lessee shall have no operational control over any flights of the Aircraft not conducted during Lease Periods under this Lease.

(b) Lessee shall use and operate the Aircraft under this Lease only in accordance with applicable manufacturers’ recommendations and airport and climatic conditions. Neither Lessee nor Lessor shall permit the Aircraft to be maintained, used or operated in violation of any law, rule, regulation, ordinance or order of any governmental authority having jurisdiction, or in violation of any airworthiness certificate, license or registration relating to the Aircraft.

6. Regulatory. Lessee shall obtain and maintain in full force and effect any necessary certificates, licenses, permits and authorizations required for its use and operation of the Aircraft hereunder. Lessee agrees to conduct all operations contemplated by this Lease in compliance with all applicable provisions of the FARs, including, but not limited to, Part 91 thereof.

7. Records. Lessee shall maintain any records required by applicable laws, rules or regulations in connection with the operation of the Aircraft during any Lease Period hereunder. Without limiting the generality of the foregoing, Lessee shall maintain or cause to be maintained flight log books showing the full flight time of the Aircraft during each Lease Period hereunder, and shall keep such logs available for inspection by Lessor or its representatives at all reasonable times. Lessor shall be entitled, upon reasonable notice to Lessee, to inspect any books or records of Lessee that relate to the Aircraft’s use hereunder.

8. Remote Locations. Lessee shall pay the cost of hangaring the Aircraft at remote locations during any Lease Periods hereunder.

9. Insurance.

(a) During the Term, Lessor will procure and maintain or cause to be procured and maintained at its sole cost and expense aircraft insurance (the “Policy”) that satisfies all of the requirements of this Section 9. The Policy will provide: (i) all risk, both ground and in-flight hull, including hull war risks, insurance in an amount equal to the most recent appraised fair market value of the Aircraft; and (ii) liability coverage covering passengers, non-passengers, third party liability (including war risk AV52) and property damage of not less than three hundred million ($300,000,000) United States dollars for each occurrence but sublimited to twenty five million ($25,000,000) United States dollars for each occurrence and aggregate with respect to Personal Injury Liability.

(b) The Policy will provide: (i) that Lessee and its affiliates and each of their respective members, managers, shareholders, officers, directors, partners, employees, agents, licensees and guests are designated as additional insureds (without responsibility for premiums) with respect to the liability coverage; (ii) that the insurer waives any right of set-off and any right of subrogation against any of the additional insureds; (iii) that no cancellation or substantial change in coverage of or failure to renew the Policy shall be effective as to the additional insureds for thirty (30) days (seven (7) days, in the case of war risk or allied perils) after receipt by Lessee of written notice from the insurer of any such cancellation or substantial change in coverage of the policy; (iv) that all coverages will be primary, not subject to any co-insurance clause, not contributory or subject to offset with respect to any other policies in force; (v) for a severability of interest clause providing that the Policy will operate in the same manner to give each insured the same protection as if there were a separate policy issued to each insured except for the limit of liability; and (vii) that the “Territory” section will provide Worldwide Coverage.

(c) On or before the date hereof, Lessor will provide Lessee with a certificate of insurance evidencing all coverages in compliance with the requirements of this Lease.

10. Maintenance. Lessor shall, at its sole cost and expense, (i) enroll or cause the Aircraft to be enrolled on a Federal Aviation Administration (“FAA”) approved or manufacturer-recommended maintenance and inspection program under Part 91 of the FARs, and (ii) maintain or cause the Aircraft to be maintained in accordance with the requirements of the approved maintenance and inspection program and all applicable FAA regulations. No period of maintenance, preventive maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations. Lessor represents and warrants that, at all times during the Term, the Aircraft will be in airworthy condition and current on the approved maintenance program. Lessee shall be responsible for obtaining letters of authorization in its own name as operator of the Aircraft for operations within RVSM, use of a MEL, or any other operator specific authorization required for Lessee’s operation of the Aircraft.

11. Default. In addition to the termination rights set forth in Section 12, the non-defaulting party shall have the right to terminate this Lease immediately (without prejudice to any other rights that such party may have) upon written notice to the defaulting party in the event of any one or more of the following events of default:

(i) failure of the defaulting party to make payments due hereunder within ten (10) days following notice from the non-defaulting party that such payment was not timely made when due;

(ii) except as provided in Section 11(iii) – (vii), violation or default of any material term, obligation or condition of a non-monetary nature set forth in this Lease, together with a failure to cure within ten (10) days after receipt of written notice of such violation;

(iii) if Lessee operates or maintains the Aircraft in violation of any law, regulation, directive or order of any governmental authority or in violation of any provision of any insurance policy contemplated by this Lease, unless such violation can reasonably be cured, in which case Lessee shall have failed to cure such violation within ten (10) days after receipt of written notice thereof;

(iv) if any representation or warranty made in this Lease by a party is or becomes false, misleading or incorrect in any material respect;

(v) lapse of insurance coverage required to be kept in force hereunder;

(vi) if a party shall make a general assignment for the benefit of creditors, or be declared insolvent or bankrupt under any bankruptcy, insolvency or other similar law, or commence a voluntary proceeding seeking liquidation, reorganization or other relief under any such law or seeking the appointment of a receiver or liquidator over any substantial portion of its respective assets;

(vii) assignment by a party of this Lease, except as permitted under Section 22, or any right or interest created hereunder without the prior written consent of the other party; or

(viii) Lessee incurs, causes, permits, consents to, or there arises due to Lessee’s actions or failure to act, the creation, attachment, filing or registration of any lien, mortgage, security interest or other charge or encumbrance or claim of right of others against the Aircraft, other than the creation and attachment of statutory liens for operating costs related to Lessee Flights that arise in the ordinary course of business and that are not perfected by filing or registration against the Aircraft or the lienor asserting or retaining possession of or seizing or arresting the Aircraft.

12. Term. The term of this Lease (including as it may be extended pursuant to the terms hereof, the “Term”) shall commence on the date hereof and, unless terminated in accordance with the provisions hereof, shall remain in full force and effect for an initial term ending on June 30, 2019 and thereafter shall automatically renew for successive one-year terms unless either party provides written notice not less than 30 days prior to the expiration of the current term. Notwithstanding the foregoing, (a) Lessor shall have the right to terminate this Lease immediately upon termination of the G550 Time Sharing Agreement and (b) either party shall have the right to terminate this Lease (i) upon breach of the terms of this Lease by the other party as provided in Section 11, or (ii) for any reason or no reason by written notice given to the other party not less than ten (10) days prior to the proposed termination date.

13. Remedies on Default or Termination. In the event of a termination of this Lease, whether as a result of a default or the expiration of its Term, Lessee shall immediately cease its use of the Aircraft and return the Aircraft and all records pertaining thereto to the custody of Lessor or its agents or representatives as set forth herein at such airport as Lessor and Lessee may agree. Not later than thirty (30) days after the termination of this Lease, a full accounting shall be made between Lessee and Lessor and all accounts settled between the parties. In no event shall any termination affect the rights and obligations of the parties arising prior to the effective date of such termination. Without prejudice to or limitation or modification of the other provisions of this Lease, in no event shall either party be liable to the other for damages relating to the loss of use of the Aircraft after the date of termination of this Lease, due to default or expiration of the Term or otherwise.

14. Cross Indemnities; LIMITATION ON LIABILITY.

(a) Without limiting their respective obligations hereunder, each party (in each case, the “Indemnitor”) hereby indemnifies and holds harmless the other party and its affiliates and their respective officers, directors, partners, employees, shareholders, members and managers (in each case, collectively, the “Indemnitee”) for any claim, damage, loss, or reasonable expense, including reasonable attorneys’ fees (an “Indemnified Loss”), resulting from bodily injury or property damage arising out of the ownership, maintenance or use of the Aircraft which results from the gross negligence or willful misconduct of such party; provided, however, that neither party will be liable for any Indemnified Loss to the extent:

(i) Such loss is covered by the insurance policies described in Section 9 (the “Policies”);

(ii) Such loss is covered by the Policies but the amount of such loss exceeds the policy limits specified by Lessor;

(iii) Such loss consists of expenses incurred in connection with any loss covered in whole or in part by the Policies but such expenses are not fully covered by the Policies; or

(iv) Such loss is caused by the gross negligence or willful misconduct of the Indemnitee.

(b) Each party agrees to look to the insurance required to be maintained under Section 9 prior to seeking indemnification from the other party hereunder.

(c) LIMITATION ON LIABILITY. EACH PARTY ACKNOWLEDGES AND AGREES THAT: (I) THE PROCEEDS OF INSURANCE TO WHICH IT IS ENTITLED; (II) ITS RIGHTS TO INDEMNIFICATION FROM THE OTHER PARTY UNDER SECTIONS 14(a) and 17; AND (III) ITS RIGHT TO DIRECT DAMAGES ARISING IN CONTRACT FROM A BREACH OF THE OTHER PARTY’S OBLIGATIONS UNDER THIS LEASE; ARE THE SOLE REMEDIES FOR ANY DAMAGE, LOSS, OR EXPENSE ARISING OUT OF THIS LEASE OR THE TRANSACTIONS

CONTEMPLATED HEREBY. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 14(c), EACH PARTY WAIVES ANY RIGHT TO RECOVER ANY DAMAGE, LOSS OR EXPENSE ARISING OUT OF THIS LEASE OR THE TRANSACTIONS CONTEMPLATED HEREBY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR OR HAVE ANY DUTY FOR INDEMNIFICATION OR CONTRIBUTION TO THE OTHER PARTY FOR ANY CLAIMED INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, OR FOR ANY DAMAGES FOR LOSS OF USE, REVENUE, PROFIT, BUSINESS OPPORTUNITIES AND THE LIKE, OR FOR DEPRECIATION OR DIMINUTION IN VALUE OF THE AIRCRAFT OR INSURANCE DEDUCTIBLE, EVEN IF THE PARTY HAD BEEN ADVISED, OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

NOTWITHSTANDING ANYTHING IN THIS LEASE TO THE CONTRARY, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY FOR ITS PERFORMANCE OR FAILURE TO PERFORM ANY OF ITS OBLIGATIONS UNDER THIS LEASE (INCLUDING, WITHOUT LIMITATION, IN THE CASE OF ITS NEGLIGENCE) EXCEPT IN THE CASE OF ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The provisions of this Section 14 shall survive the termination or expiration of this Lease.

15. Notices. All notices or other communications delivered or given under this Lease shall be in writing and shall be deemed to have been duly given if hand-delivered, sent by certified or registered mail, return receipt requested, or nationally-utilized overnight delivery service, Portable Document Format (“PDF”) or confirmed facsimile transmission, as the case may be. Such notices shall be addressed to the parties at the addresses set forth above, or to such other address as may be designated by any party in a writing delivered to the other in the manner set forth in this Section 15. Notices sent by certified or registered mail shall be deemed received three (3) business days after being mailed. All other notices shall be deemed received on the date delivered. Routine communications may be made by e-mail to Lessor at Rluthra@kglfo.com and to Lessee at joseph.yospe@msg.com or fax to Lessor at (212) 465-3923 and to Lessee at (212) 465-6148.

16. Relationship of Parties. The relationship of the parties created by this Lease is strictly that of lessor and lessee. Nothing in this Lease is intended, nor shall it be construed so as, to constitute the parties as partners or joint venturers or as principal and agent.

17. Taxes. Lessor shall pay all taxes, assessments and charges imposed by any Federal, state, municipal or other public authority upon or relating to the ownership of the Aircraft during the Term (other than any taxes, fines or penalties imposed upon Lessor as a result of a breach of this Lease by Lessee). Lessee shall pay all taxes, assessments, and charges imposed by any Federal, state, municipal or other public authority upon or relating to the rental, use or operation of the Aircraft by Lessee during the Lease Periods (including any sales or use tax imposed by the State of New York on any lease payment hereunder), other than income taxes of Lessor. Lessee shall also be liable for any federal excise tax imposed under Internal Revenue Code Section 4261 if such tax is applicable to any or all amounts paid (or deemed to be paid) by Lessee to Lessor hereunder. Lessee shall pay such tax to Lessor within thirty (30) days after receipt of Lessor’s written invoice therefor. Each party agrees to indemnify and hold the other harmless against any and all liabilities, costs and expenses (including attorneys’ fees) resulting from a breach of its respective undertaking hereunder.

18. Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of New York, determined without regard to its conflicts of laws principles. If any provision of this Lease conflicts with any statute or rule of law of the State of New York or is otherwise unenforceable, such provision shall be deemed null and void only to the extent of such conflict or unenforceability and shall be deemed separate from and shall not invalidate any other provision of this Lease.

19. Venue. Any legal action, suit or proceeding arising out of or relating to this Lease or the transactions contemplated hereby may be instituted in any state or federal court in the State of New York. Each party waives any objection which such party may now or hereinafter have to the laying of the venue in New York County, New York in any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

20. Amendment. This Lease shall not be modified or amended or any provision waived except by an instrument in writing signed by authorized representatives of the parties.

21. Counterparts. This Lease may for all purposes be executed in several counterparts, each of which shall be deemed an original, and all such counterparts, taken together, shall constitute the same instrument, even though all parties may not have executed the same counterpart of this Lease. Each party may transmit its signature by confirmed facsimile or PDF transmission, and such signatures shall have the same force and effect as an original signature.

22. Successors and Assigns; Third-Party Beneficiaries. Neither party shall have the right to assign this Lease without the prior written consent of the other party; provided, however, that (i) Lessor shall have the right, upon notice to Lessee, to assign this Lease to any other direct or indirect wholly-owned subsidiary of Lessor provided any such assignments hereunder and the resulting ownership and operational structure are consistent with applicable FARs, and (ii) Lessee shall have the right, upon notice to Lessor, to assign this Lease to any entity controlling, controlled by, or under common control with, The Madison Square Garden Company. This Lease shall be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns, and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Lease shall not be construed to create any third-party beneficiary rights in any person not a party hereto (or a successor to or permitted assign of any such party).

23. Integration. This Lease sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other agreements, understandings, communications, representations or negotiations, whether oral or written, between the parties with respect to the lease of the Aircraft. There are no other agreements, representations or warranties, whether oral or written, express or implied, relating to the lease of the Aircraft that are not expressly set forth in this Lease.

24. Legal Fees and Other Costs and Expenses. In the event of any dispute, litigation or arbitration between the parties with respect to the subject matter of this Lease, the unsuccessful party to such dispute, litigation or arbitration shall pay to the successful party all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred therein by the successful party, all of which shall be included in and as a part of the judgment or award rendered in such dispute, litigation or arbitration. For purposes of this Lease, the term “successful party” shall mean the party which achieves substantially the relief sought, whether by judgment, order, settlement or otherwise.

25. WAIVER OF JURY TRIAL. EACH PARTY HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS LEASE AND ANY OTHER DOCUMENT, AGREEMENT OR INSTRUMENT EXECUTED AND/OR DELIVERED IN CONNECTION WITH THE FOREGOING.

26. TRUTH IN LEASING. TRUTH IN LEASING STATEMENT UNDER SECTION 91.23 OF THE FEDERAL AVIATION REGULATIONS:

(a) LESSOR HEREBY CERTIFIES THAT THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER FAR PART 91 DURING THE 12-MONTH PERIOD PRECEDING THE DATE OF EXECUTION OF THIS LEASE. THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER FAR PART 91 FOR ALL OPERATIONS TO BE CONDUCTED DURING LEASE PERIODS UNDER THIS LEASE.

(b) LESSEE HEREBY CERTIFIES THAT IT IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT DURING ALL LEASE PERIODS UNDER THIS LEASE.

(c) EACH OF LESSOR AND LESSEE CERTIFIES THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

(d) EACH OF LESSOR AND LESSEE UNDERSTANDS THAT AN EXPLANATION OF THE FACTORS BEARING ON OPERATIONAL CONTROL AND THE PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

Instructions for Compliance with “Truth In Leasing” Requirements are attached hereto as Schedule 2.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have executed this Aircraft Dry Lease Agreement this 29th day of June, 2018, effective as of the date first written above.

LESSOR:

QUART 2C, LLC

By:	/s/ James L. Dolan
Name: James L. Dolan
Title: Managing Member

LESSEE:

MSG SPORTS & ENTERTAINMENT, LLC

By:	/s/ Donna Coleman
Name: Donna Coleman
Title: EVP & Chief Financial Officer

SCHEDULE 1

Rent per block hour: An amount equal to actual fuel costs for each Lessee flight during such Lease Period (including any deadheads, ferry and repositioning flights). For this purpose, a flight shall be measured in hours and tenths of hours from the time the Aircraft moves for purposes of flight at the departure airport to the time the Aircraft comes to stop at the arrival airport.

Additional Rent per block hour for True-Up Hours: An amount to be determined to cover variable costs (e.g., maintenance, support, etc.) of the Aircraft for such True-Up Hours (less any amounts previously paid for such True-Up Hours).

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SCHEDULE 2

INSTRUCTIONS FOR COMPLIANCE WITH “TRUTH IN LEASING” REQUIREMENTS

1. Mail a copy of this Lease to the following address via certified mail, return receipt requested, immediately upon execution of this Lease (14 C.F.R. 91.23 requires that the copy be sent within twenty-four (24) hours after it is signed):

Federal Aviation Administration

Aircraft Registration Branch

ATTN: Technical Section

P.O. Box 25724

Oklahoma City, Oklahoma 73125

2. Telephone or fax the nearest Flight Standards District Office at least forty-eight (48) hours prior to the first flight made under this Lease.

3. Carry a copy of this Lease in the Aircraft at all times when the Aircraft is being operated under this Lease.

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